Exhibit 99.1

Food Company, Inc.

One Dole Drive • Westlake Village, CA 91362 • 818-874-4000 • Fax 818-874-4625

NEWS RELEASE

Contact: Beth Potillo

Phone: (818) 879-6733

DOLE FOOD COMPANY, INC. ANNOUNCES

FOURTH QUARTER AND FULL YEAR RESULTS

Sale of Worldwide Packaged Foods and Asia Fresh Businesses on April 1, 2013

WESTLAKE VILLAGE, California – March 12, 2013 – Dole Food Company, Inc. today announced financial and operating results for the fourth quarter and fiscal year ended December 29, 2012. The consummation of the sale of Dole’s worldwide packaged foods and Asia fresh businesses on April 1, 2013 to ITOCHU Corporation, for $1.685 billion in cash, will result in a major portion of Dole’s operations being sold. The new Dole will have a smaller footprint as a commodity produce company with two lines of fresh produce businesses, which are classified as continuing operations: fresh fruit and fresh vegetables; and will no longer include the worldwide packaged foods and Asia fresh businesses as part of the Dole operations, which are classified as discontinued operations.

Dole reported results from its continuing operations (the two lines of fresh produce businesses remaining with the new Dole).

For the fourth quarter of 2012 Adjusted EBITDA from continuing operations was $(12) million compared to $11 million in the fourth quarter of 2011. Income (loss) from continuing operations for the fourth quarter of 2012 was $(88) million, or $(0.99) per share, compared to $6 million, or $0.06 per share, in the fourth quarter of 2011. Comparable income (loss) from continuing operations for the fourth quarter of 2012 was a loss of $(52) million, or $(0.59) per share, compared to $4 million, or $0.05 per share, in the fourth quarter of 2011 (see Exhibit 3).

For the full year, Adjusted EBITDA from continuing operations was $146 million compared to $196 million in 2011. Income from continuing operations for fiscal 2012 was $1 million, compared to $102 million, or $1.15 per share in 2011. Comparable income from continuing operations for fiscal 2012 was $44 million, or $0.49 per share, compared to $122 million, or $1.37 per share, in 2011 (see Exhibit 3).

“Fiscal 2012 results for both Dole’s continuing operations and its discontinued operations were lower compared to 2011 mainly due to banana market conditions and non-recurring charges for ITOCHU transaction related costs, provisions for certain previously-disclosed legal-related matters, and charges related to Typhoon Bopha in Asia,” said C. Michael Carter, Dole’s President and Chief Operating Officer. “The combined revenue of Dole’s discontinued operations being sold represented approximately 38% of Dole’s revenues, at $2.6 billion in 2012. The new Dole will continue as an international commodity produce company with a smaller footprint, retaining its entire North American fresh vegetables business as well as its fresh fruit businesses in North America, Latin America, Europe and Africa, which together generated $4.2 billion in revenues in fiscal 2012 and Adjusted EBITDA from continuing operations of $146 million.”

“As announced on February 22, 2013, we expect fiscal 2013 Adjusted EBITDA for the new Dole to be at the low end of the guidance range previously given, with the continuing declining trend in fresh fruit performance principally due to banana market conditions, assuming no major market changes,” continued Carter. “While the current environment in the banana market remains challenging, we are optimistic that this transformative sale transaction will leave the new Dole with the financial and operational flexibility to grow in this competitive environment.”

Selected Financial Data from Continuing Operations (the two lines of fresh produce businesses remaining with the new Dole)

	Quarter Ended		Fiscal Year
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
	(In millions)
Revenues	$888	$962	$4,247	$4,778
Operating income (loss)	(71)	(8)	17	101
Adjusted EBITDA from continuing operations	(12)	11	146	196
Comparable Income (loss)	(52)	4	44	122

See “Non-GAAP Measurements” below for discussion of EBIT before discontinued operations and Adjusted EBITDA from continuing operations.

Revenues from Continuing Operations (the two lines of fresh produce businesses remaining with the new Dole)

Revenues decreased 11% to $4.2 billion for the year ended December 29, 2012, primarily due to the divestitures of fresh fruit subsidiaries in Germany and Spain, which represented $539 million of the sales decrease. Fresh fruit revenues, excluding the impact of the divestitures, decreased 2% as a result of lower pricing in North America bananas and unfavorable euro and Swedish krona foreign currency movements in Europe. This was partially offset by higher volumes of fresh pineapple sold and improved pricing for Chilean deciduous fruit. Fresh vegetables revenues increased 8% primarily due to improved pricing for packaged salads and sales from the October 2011 berry acquisition, which contributed $68 million to sales in 2012. This was partially offset by lower pricing for fresh-packed vegetables. Excluding the sales from the berry business acquisition, fresh vegetables revenues improved 3%.

Adjusted EBITDA from Continuing Operations (the two lines of fresh produce businesses remaining with the new Dole)

Adjusted EBITDA from continuing operations was $146 million for the year ended December 29, 2012 compared to $196 million in the prior year. Fresh fruit Adjusted EBITDA from continuing operations decreased primarily due to lower pricing for bananas in North America as well as higher fruit costs in Europe, partially offset by lower shipping costs in Europe. In addition, fresh fruit earnings were impacted by provisions totaling $26 million recorded in the fourth quarter of 2012 in connection with the possible resolution of certain legal-related matters. Fresh vegetables Adjusted EBITDA from continuing operations was comparable year over year. Higher earnings in the packaged salads and fresh berries businesses were offset by lower pricing experienced during the first half of 2012 across all major fresh-packed vegetable product lines. Packaged salads earnings increased primarily due to improved pricing. Fresh berries earnings increased as a result of the berry business acquisition, partially offset by higher growing costs.

Segment Information from Continuing Operations (the two lines of fresh produce businesses remaining with the new Dole)

	Quarter Ended		Fiscal Year
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
	(In millions)
Revenues:
Fresh fruit	$653	$743	$3,141	$3,757
Fresh vegetables	235	219	1,104	1,019
Corporate	—	—	2	2

	$888	$962	$4,247	$4,778

	Quarter Ended		Fiscal Year
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
	(In millions)
EBIT:
Fresh fruit EBIT	$(20)	$1	$103	$139
Fresh vegetables EBIT	4	7	25	31

Total operating segments	(16)	8	128	170
Corporate:
Net unrealized gain (loss) on foreign denominated instruments	—	3	(1)	(2)
Share-based compensation	(2)	(2)	(7)	(6)
ITOCHU transaction related costs	(40)	—	(49)	—
Operating and other expenses	(12)	(14)	(47)	(53)

Corporate	(54)	(13)	(104)	(61)

Total EBIT before disc. ops.	$(70)	$(5)	$24	$109

See Exhibit 2 for further detailed information on segments.

Cash and Debt from Continuing Operations (the two lines of fresh produce businesses remaining with the new Dole)

	December 29, 2012	December 31, 2011
	(In millions)
Cash:
Cash and cash equivalents*	$91	$129

Total Debt:
Revolving credit facility	$119	$69
Term loan facilities	868	896
Senior notes and debentures	645	645
Other debt, net of debt discount	62	70

Total Debt	$1,694	$1,680

Net Debt	$1,603	$1,551

*	includes $6 million of restricted cash at December 31, 2011.

Conference Call

The company will hold a conference call for investors to discuss its results at 4:45 p.m. ET today. Access to a live audio webcast is available at http://investors.dole.com. Toll-free telephone access will be available by dialing 1-866-730-5771 in the United States and 1-857-350-1595 from international locations and providing the conference code 49972438. A replay of the call will be available until March 19, 2013. To access the telephone replay, dial 1-888-286-8010 or 1-617-801-6888 and enter the confirmation code 65803809. A replay of the webcast will be archived and available on http://investors.dole.com.

Non-GAAP Measurements

Earnings before interest, taxes and discontinued operations (“EBIT before discontinued operations”), Adjusted EBITDA from continuing operations and Comparable Income from continuing operations (total and per share) are measures commonly used by financial analysts in evaluating the performance of companies. EBIT before discontinued operations is calculated from net income by adding interest expense and income tax expense, and adding the loss or subtracting the income from discontinued operations, net of income taxes. Adjusted EBITDA from continuing operations is calculated from EBIT before discontinued operations by: adding depreciation and amortization from continuing operations; adding the net unrealized loss or subtracting the net unrealized gain on foreign currency and bunker fuel hedges from continuing operations; adding the foreign currency loss or subtracting the foreign currency gain on the vessel obligations; adding the net unrealized loss or subtracting the net unrealized gain on foreign denominated instruments from continuing operations; adding share-based compensation expense from continuing operations; adding charges for restructuring and long-term receivables from continuing operations; adding ITOCHU transaction related costs; subtracting the gain on asset sales. Comparable Income from continuing operations is calculated from income from continuing operations by: adding charges for restructuring and long-term receivables, net of income taxes; adding the net unrealized loss or subtracting the net unrealized gain on foreign currency and bunker fuel hedges, net of income taxes; adding the foreign currency loss or subtracting the foreign currency gain on the vessel obligations, net of income taxes; adding the net unrealized loss or subtracting the net unrealized gain on foreign denominated instruments, net of income taxes; adding share-based compensation expense, net of income taxes; adding ITOCHU transaction related costs, net of income taxes; and subtracting the gain on asset sales, net of income taxes. These items have been adjusted because management excludes these amounts when evaluating the performance of Dole. Net debt is calculated as total debt less cash.

EBIT before discontinued operations, Adjusted EBITDA from continuing operations and Comparable Income from continuing operations (total and per share) are not calculated or presented in accordance with U.S. GAAP and are not a substitute for net income attributable to Dole Food Company, Inc., net income, income from continuing operations, cash flows from operating activities or any other measure prescribed by U.S. GAAP. Further, EBIT before discontinued operations, Adjusted EBITDA from continuing operations and Comparable Income from continuing operations (total and per share) as used herein are not necessarily comparable to similarly titled measures of other companies. However, Dole has included these three measures herein because management believes that they are useful performance measures for Dole and for securities analysts, investors and others in the evaluation of Dole.

Dole Food Company, with 2012 revenues of $4.2 billion, is one of the world’s largest producers and marketer of high-quality fresh fruit and fresh vegetables. Dole is an industry leader in many of the products it sells, as well as in nutrition education and research. For more information, please visit www.dole.com or http://investors.dole.com.

This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Forward looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends,” “anticipates” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; energy supply and pricing; changes in interest and currency exchange rates; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its SEC filings, including its Annual Report on Form 10-K.

Exhibit 1 - Reconciliation of Net income (loss) to EBIT before discontinued operations and Adjusted EBITDA from continuing operations

	Quarter Ended		Fiscal Year
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
	(In millions)
Net income (loss)	$(210)	$4	$(142)	$42
Discontinued operations, net	123	2	143	60
Interest expense from continuing ops.	5	2	12	9
Income taxes from continuing ops.	12	(13)	11	(2)

Earnings before interest, taxes and discontinued operations (“EBIT before discontinued ops”)	(70)	(5)	24	109
Depreciation and amortization from continuing ops.	15	15	66	64
Net unrealized (gain) loss on derivative instruments from continuing ops.	—	(1)	1	1
Foreign currency exchange loss on vessel obligations	—	—	2	—
Net unrealized (gain) loss on foreign denominated instruments from continuing ops.	—	(3)	1	2
Share-based compensation from continuing ops.	3	2	11	8
Charges for restructuring and long-term receivables from continuing ops.	1	4	5	16
ITOCHU transaction related costs	40	—	49	—
Gain on asset sales	(1)	(1)	(13)	(4)

Adjusted EBITDA from continuing operations	$(12)	$11	$146	$196

Exhibit 2 - Items Eliminated to Calculate Adjusted EBITDA from Continuing Operations

EBIT was impacted by charges for restructuring and long-term receivables, unrealized foreign currency exchange gains and losses, share-based compensation, ITOCHU transaction related costs, and gain on asset sales, which are detailed in the tables below. These items are eliminated for purposes of calculating Adjusted EBITDA from continuing operations.

	Quarter Ended		Fiscal Year
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
	(In millions)
Fresh Fruit
Unrealized gain (loss) on foreign currency and fuel hedges	$—	$1	$(1)	$(1)
Foreign currency exchange loss on vessel obligations	—	—	(2)	—
Charges for restructuring and long-term receivables	(1)	(4)	(5)	(16)
Share-based compensation	(1)	—	(3)	(2)
Gain on asset sales	1	1	13	4

Total	$(1)	$(2)	$2	$(15)

	Quarter Ended		Fiscal Year
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
	(In millions)
Fresh Vegetables
Share-based compensation	$—	$—	$(1)	$—

Total	$—	$—	$(1)	$—

	Quarter Ended		Fiscal Year
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
	(In millions)
Corporate
Net unrealized gain (loss) on foreign denominated instruments	$—	$3	$(1)	$(2)
Share-based compensation	(2)	(2)	(7)	(6)
ITOCHU transaction related costs	(40)	—	(49)	—

Total	$(42)	$1	$(57)	$(8)

Exhibit 3 - Reconciliation of Income (loss) from continuing operations to Comparable income (loss) from continuing operations (Unaudited):

	Quarter Ended
	December 29, 2012		December 31, 2011
	(In millions, except per share data)
		Earnings per share		Earnings per share
Income (loss) from continuing operations	$(88)	$(0.99)	$6	$0.06
Net unrealized gain on derivative instruments, net of income taxes of $0 and $0.1 million	—	—	(1)	(0.01)
Charges for restructuring, net of income taxes of $(0.2) million and $(0.3) million	1	0.01	3	0.04
Net unrealized (gain) loss on foreign denominated instruments, net of income taxes of $0.1 million and $0	1	—	(3)	(0.03)
Share-based compensation, net of income taxes of $(0.2) million and $(3) million	3	0.03	(1)	(0.01)
ITOCHU transaction related costs, net of income taxes of $(7.7) million and $0	32	0.37	—	—
Gain on asset sales, net of income taxes of $0 and $1.2 million	(1)	(0.01)	—	—

Comparable income (loss) from continuing operations	$(52)	$(0.59)	$4	$0.05

	Fiscal Year
	December 29, 2012		December 31, 2011
	(In millions, except per share data)
		Earnings per share		Earnings per share
Income from continuing operations	$1	$0.00	$102	$1.15
Net unrealized loss on derivative instruments, net of income taxes of $0.1 million and $(0.2) million	1	0.01	—	—
Charges for restructuring, net of income taxes of $(0.3) million and $(0.3) million	5	0.06	16	0.18
Foreign currency exchange loss on vessel obligations, net of income taxes[1]	2	0.03	—	—
Net unrealized loss on foreign denominated instruments, net of income taxes of $0 and $(0.2) million	1	0.01	2	0.02
Share-based compensation, net of income taxes of $(2.7) million and $(3) million	8	0.09	5	0.06
ITOCHU transaction related costs, net of income taxes of $(10.4) million and $0	38	0.43	—	—
Gain on asset sales, net of income taxes of $0.5 million and $1.2 million	(12)	(0.14)	(3)	(0.04)

Comparable income from continuing operations	$44	$0.49	$122	$1.37

[1]	There was no income tax impact for this reconciling item.